Exhibit 10.1

EDISON INTERNATIONAL

2008 DIRECTOR DEFERRED COMPENSATION

PLAN

Effective

January 1, 2008

TABLE OF CONTENTS

(continued)

EDISON INTERNATIONAL

2008 DIRECTOR DEFERRED COMPENSATION PLAN

Effective January 1, 2008

PREAMBLE

The purpose of this Plan is to provide Eligible Directors of participating Affiliates with the opportunity to defer payment and taxation of some elements of their compensation.

This Plan applies to amounts arising from board compensation earned after December 31, 2004, and is designed to comply with Section 409A of the Internal Revenue Code and the regulations issued thereunder.

ARTICLE 1

DEFINITIONS

Capitalized terms in the text of the Plan are defined as follows:

Administrator means the Compensation and Executive Personnel Committee of the Board of Directors of EIX.

Affiliate means EIX or any corporation or entity which (i) along with EIX, is a component member of a “controlled group of corporations” within the meaning of Section 414(b) of the Code, and (ii) has approved the participation of its directors in the Plan.

Beneficiary means the person or persons or entity designated as such in accordance with Article 6 of the Plan.

Board means the Board of Directors of EIX.

Code means the Internal Revenue Code of 1986, as amended.

Company means the Affiliate the Participant serves as a director.

Contingent Event means the Participant’s death or Separation from Service for other reasons if such event occurs prior to the Participant’s Retirement.

Contingent Payment Election means an election regarding the time and form of payment made or deemed made in accordance with Section 4.2.

Crediting Rate means the rate at which interest will be credited to Deferral Accounts. The rate will be determined annually in advance of the calendar year and will be equal to the average monthly Moody’s Corporate Bond Yield for Baa Public Utility Bonds for the 60 months preceding November 1st of the prior year. EIX reserves the right to prospectively change the definition of Crediting Rate.

Deferral Account means the notional account established for record keeping purposes for a Participant pursuant to Article 3 of the Plan.

Deferral Election means the Participant’s written election to defer amounts under the Plan, submitted to the Administrator.

Deferral Period means the Plan Year covered by a valid Deferral Election previously submitted by a Participant, or in the case of a newly eligible Participant, the balance of the Plan Year following the date of the Deferral Election.

Deferred Stock Unit means a bookkeeping entry linked to shares of EIX Common Stock on a one-for-one basis. Deferred Stock Units may be credited to a Participant’s account as a result of an award under the Equity Compensation Plan or 2007 Performance Incentive Plan or Dividend Equivalents on such an award.

Disability means the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months.

Dividend Equivalent means an amount equal to the dividend declared by the Board on one share of EIX common stock for any calendar quarter.

EIX means Edison International.

Eligible Director means a non-employee director of an Affiliate who (i) is a U.S. director or an expatriate who is based and paid in the U.S., and (ii) is designated by the Company as eligible to participate in the Plan (subject to the restrictions in Section 7.2 of the Plan).

Participant means an Eligible Director who has completed a Deferral Election with respect to future payments pursuant to Article 2 of the Plan, or a director or former director who has a Deferral Account balance.

Payment Election means a Primary Payment Election or a Contingent Payment Election.

Plan means the EIX 2008 Director Deferred Compensation Plan.

Plan Year means the calendar year.

Primary Payment Election means an election regarding the time and form of payments made or deemed made in accordance with Section 4.1.

Retainers and Fees means retainers and meeting fees which would be paid to a Participant as an Eligible Director for the Plan Year before reductions for deferrals under the Plan.

Retirement means a Separation from Service after attaining age 55 with at least 5 years of board service.

Separation from Service occurs when a Participant dies, retires, or otherwise has a termination of service for all Affiliate boards of directors that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

Similar Plan means a plan required to be aggregated with this Plan under Treasury Regulation Section 1.409A-1(c)(2)(i)(A).

Termination of Service means the voluntary or involuntary Separation from Service for any reason other than Retirement, Disability or death.

Unforeseeable Emergency means a severe financial hardship to the Participant or the Participant’s Beneficiary after the Participant’s death resulting from an illness or accident of the Participant, the Participant’s Beneficiary, or the Participant’s or Beneficiary’s (after the death of the Participant) spouse or dependent (as defined in Code Section 152, without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B)); loss of the Participant’s property or the Beneficiary’s property (after the Participant’s death) due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s or Beneficiary’s (after the Participant’s death) control.

Valuation Date means the last day of the month in which the final day of board service falls prior to Separation from Service, or the day before a scheduled distribution occurs.

ARTICLE 2

DEFERRAL ELECTIONS

2.1 Elections

(a) Retainers and Fees. An Eligible Director may elect to participate in the Plan and defer Retainers and Fees by filing with the Administrator a completed and fully executed Deferral Election specifying the whole percentage of Retainers and Fees to be deferred prior to the beginning of the Plan Year during which the Eligible Director performs the services for which such Retainers and Fees are to be earned. Notwithstanding the foregoing, an individual who first becomes an Eligible Director during a Plan Year may make an initial Deferral Election for deferral of Retainers and

Fees under this Plan within thirty days after the date the individual becomes an Eligible Director, provided that such Eligible Director has not previously become eligible to participate in this or any Similar Plan. Any such election will apply to Retainers and Fees earned for services performed after the election is filed with the Administrator. Once made, a Deferral Election (including any election regarding time and form of payment) will continue to apply for subsequent Deferral Periods unless the Participant submits a new Deferral Election form during a subsequent enrollment period changing the deferral amount or revoking the existing election.

(b) Deferred Stock Units. Upon initial election to the Board, an Eligible Director will receive an award of Deferred Stock Units made under the EIX Equity Compensation Plan or 2007 Performance Incentive Plan and credited to this Plan. An Eligible Director may elect to receive Deferred Stock Units rather than shares of Common Stock upon board re-election by filing with the Administrator a Deferral Election prior to the beginning of the Plan Year in which re-election occurs. Once made, a Deferral Election will continue to apply for subsequent Deferral Periods unless the Participant submits a new Deferral Election form during a subsequent enrollment period changing the deferral percentage or revoking the existing election.

(c) Dividend Equivalents. Dividend Equivalents associated with stock options granted to Participants are credited under the Plan and subject to the payment election provisions of Article 4.

2.2 Vesting

Amounts deferred under this Article 2 and any earnings thereon will be 100% vested at all times.

ARTICLE 3

DEFERRAL ACCOUNTS

3.1 Deferral Accounts

Solely for record keeping purposes, the Administrator will maintain a Deferral Account for each Participant with such subaccounts as the Administrator or its record keeper finds necessary or convenient in the administration of the Plan.

3.2 Timing of Credits

(a) Retainer and Fee Deferrals. The Administrator will credit to the Participant’s Deferral Account the Retainer and Fee Deferrals at the time such amounts would otherwise have been paid to the Participant but for the Deferral Election.

(b) Deferred Stock Units. The Administrator will credit Deferred Stock Units to the Participant’s Deferral Account as of the effective date of any award of Deferred Stock Units under the EIX Equity Compensation Plan or 2007 Performance Incentive Plan.

(c) Dividend Equivalents. Dividend Equivalents associated with stock options will be credited as of the ex-dividend date for the related dividend on EIX common stock.

(d) Earnings Crediting Dates.

(i)	The Administrator will credit interest at the Crediting Rate to the Participant’s Deferral Account on a daily basis, compounded annually.

(ii)	The Administrator will credit a Dividend Equivalent for each Deferred Stock Unit credited to the Participant’s Deferral Account on the EIX common stock ex-dividend date each quarter. Dividend Equivalents so credited will be converted into additional Deferred Stock Units based on the closing price of EIX Common Stock on that date as reported by Bloomberg Professional Service. Fractional Dividend Equivalents and Deferred Stock Units will be credited.

3.3 Statement of Accounts

The Administrator will periodically provide to each Participant a statement setting forth the balance of the Deferral Account maintained for the Participant.

ARTICLE 4

PAYMENT ELECTIONS

4.1 Primary Payment Election

As part of a Deferral Election, a Participant may make a Primary Payment Election specifying the payment schedule for each subaccount that will be created as a result of the Deferral Election. The choices available for a Primary Payment Election (except for Participants who commenced payment of Plan benefits in 2007 or earlier) are as follows:

(a) Monthly installments following Retirement for 60 to 180 months commencing upon (i) the first day of a specified month and year that may be no later than the month and year in which the Participant attains age 75 (if the Participant has not had a Separation from Service by such specified date, payments will commence upon the Participant’s Retirement); (ii) the Participant’s Retirement; or (iii) the first day of the month that is a specified number of months following the Participant’s Retirement; except that accounts payable in EIX stock may only be paid as annual installments for 5 to 15 years; or

(b) A single lump sum payable upon (i) the first day of a specified month and year that may be no later than the month and year in which the Participant attains age 75 (if the Participant has not had a Separation from Service by such specified date, payment will be made upon the Participant’s Retirement); (ii) the Participant’s Retirement; or (iii) the first day of the month that is a specified number of months following the Participant’s Retirement; or

(c) Two to ten annual or semi-annual (twice yearly) installments commencing upon (i) the first day of a specified month and year that may be no later than the month and year in which the Participant attains age 75 (if the Participant has not had a Separation from Service by such specified date, payments will commence upon the Participant’s

Retirement); (ii) the Participant’s Retirement; or (iii) the first day of the month that is a specified number of months following the Participant’s Retirement; or

(d) Any combination of the preceding three choices.

Lump sum payments or initial installment payments will be made within 30 days of the scheduled dates (or within 30 days following the date that is six months after the Participant’s Separation from Service (or, if earlier, 30 days after the Participant’s death) if such delay is required pursuant to Section 4.5), and interest will be added to the payment amount for the days elapsed between the scheduled payment date and the actual date of payment.

If paid in installments of cash, the installments will be paid in amounts that will amortize the Deferral Account or subaccount balance with interest credited at the Crediting Rate over the period of time benefits are to be paid. For purposes of calculating installments, the Deferral Account or subaccount will be valued as of December 31 each year, and the subsequent installments will be adjusted for the next calendar year according to procedures established by the Administrator. Notwithstanding anything herein to the contrary, distribution in installments shall be treated as a single payment as of the date of the initial installment for purposes of Section 409A of the Code.

If no Primary Payment Election has been made, the Primary Payment Election shall be deemed to be a single lump sum upon the Participant’s Retirement, except that the Primary Payment Election for deferred Dividend Equivalents associated with stock options shall be deemed to be annual payments each January to the extent the Dividend Equivalents have been credited and vested.

4.2 Contingent Payment Election

As part of a Deferral Election, a Participant may make a Contingent Payment Election for each of the Contingent Events of (1) the Participant’s death during service on an Affiliate board, (2) Separation from Service because of Disability and (3) Termination of Service, for each subaccount that will be created as a result of the Deferral Election, which Contingent Payment Election will take effect upon the first Contingent Event, if any, that occurs before the Participant’s Retirement. The choices available for the Contingent Payment Election are those specified in Section 4.1 except that the references to Retirement shall instead refer to the applicable Contingent Event.

If the Participant has made no Contingent Payment Election and a Contingent Event occurs prior to Retirement, the Administrator will pay the benefit as specified in the Participant’s Primary Payment Election, except that payments scheduled for payment or commencement of payment “upon Retirement” will be paid or commence on the later of (1) the first day of the month in which the Participant’s 55th birthday occurs or would have occurred or (2) the first day of the month following the month in which the Contingent Event occurs. If the Participant has made neither a Contingent Payment Election nor a Primary Payment Election and a Contingent Event occurs prior to Retirement, the Payment Election shall be deemed to be a single lump sum upon the

Participant’s Contingent Event, except that the payment election for deferred Dividend Equivalents associated with stock options shall be deemed to be annual payments each January to the extent the deferred Dividend Equivalents have been credited and vested.

4.3 Changes to Payment Elections

Participants may change a Primary Payment Election or Contingent Payment Election, including a deemed Payment Election, after the period allowed for the initial Deferral Election by submitting a new written Payment Election to the Administrator, subject to the following conditions: (1) the new Payment Election shall not be effective unless made at least twelve months before the payment or commencement date scheduled under the prior Payment Election; (2) the new Payment Election must defer a lump sum payment or commencement of installment payments for a period of at least five years from the date that the lump sum would have been paid or installment payments would have commenced under the prior Payment Election and (3) the election shall not be effective until twelve months after it is filed with the Administrator. If at the time a new Payment Election is filed, the Administrator determines that imposition of the five-year delay would require that a Participant’s payments begin after he or she has attained age 75, then the Participant will not be permitted to make a new Payment Election. The payment schedules available under a new Payment Election are those specified in Section 4.1 and 4.2 (as applicable), subject to the conditions specified in this paragraph.

4.4 Small Benefit Exception

Notwithstanding the foregoing, the Administrator may, in its sole discretion, pay the benefits in a single lump sum if the sum of all benefits payable to the Participant under this Plan and all Similar Plans is less than or equal to the applicable dollar amount under Section 402(g)(1)(B) of the Code.

4.5 Six-Month Delay in Payment for Specified Employees

Notwithstanding any provision of this Plan to the contrary, if a Participant is reasonably determined to be a “specified employee” as defined in Code Section 409A, the Participant shall not be entitled to any payments upon Separation from Service until the earlier of (i) the date which is six months after such Separation from Service for any reason other than death, or (ii) the date of the Participant’s death.

ARTICLE 5

SURVIVOR BENEFITS

5.1 Payment

Following the Participant’s death, payment of the Participant’s Deferral Account will be made to the Participant’s Beneficiary or Beneficiaries according to the payment schedule elected or deemed elected according to Article 4.

5.2 Special Increase

In addition, if the Participant’s death occurs within the first ten years following the earlier of the date of the Participant’s initial Deferral Election or the date on which an Affiliate credited an award to the Participant’s Deferral Account, the balance existing on the date of the Participant’s death, but excluding the portion of the balance derived from Deferred Stock Units and from Dividend Equivalents associated with stock options, shall be doubled. The doubled balance will be paid out according to the payment schedule elected or deemed elected according to Article 4.

ARTICLE 6

BENEFICIARY DESIGNATION

The Participant will have the right, at any time, to designate any person or persons or entity as Beneficiary (both primary and contingent) to whom payment under the Plan will be made in the event of the Participant’s death. The Beneficiary designation will be effective when it is submitted in writing to the Administrator during the Participant’s lifetime on a form prescribed by the Administrator.

The submission of a new Beneficiary designation will cancel all prior Beneficiary designations. Any finalized divorce or marriage of a Participant subsequent to the date of a Beneficiary designation will revoke such designation, unless in the case of divorce the previous spouse was not designated as a Beneficiary, and unless in the case of marriage the Participant’s new spouse has previously been designated as Beneficiary. The spouse of a married Participant must consent in writing to any designation of a Beneficiary other than the spouse.

If a Participant fails to designate a Beneficiary as provided above, or if the Beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new designation, or if every person designated as Beneficiary predeceases the Participant, then the Administrator will direct the distribution of the benefits to the Participant’s estate. If a primary Beneficiary dies after the Participant’s death but prior to completion of benefits under this Plan and no contingent Beneficiary has been designated by the Participant, any remaining payments will be paid to the primary Beneficiary’s Beneficiary, if one has been designated, or to the Beneficiary’s estate.

ARTICLE 7

CONDITIONS RELATED TO BENEFITS

7.1 Nonassignability

The benefits provided under the Plan may not be alienated, assigned, transferred, pledged or hypothecated by or to any person or entity, at any time or any manner whatsoever. These benefits will be exempt from the claims of creditors of any Participant or other claimants and from all orders, decrees, levies, garnishment or executions against any Participant to the fullest extent allowed by law. Notwithstanding the foregoing, the benefit payable to a Participant may be assigned in full or in part, pursuant to a domestic relations order of a court of competent jurisdiction.

7.2 Unforeseeable Emergency Distribution

A Participant, or a Participant’s Beneficiary following the Participant’s death, may submit a hardship distribution request to the Administrator in writing setting forth the reasons for the request. The Administrator will have the sole authority to approve or deny such requests. Upon a finding that the Participant or the Beneficiary has suffered an Unforeseeable Emergency, the Administrator may in its discretion, permit the Participant to cease any on-going deferrals and accelerate distributions of benefits under the Plan in the amount reasonably necessary to alleviate the Unforeseeable Emergency. If a distribution is to be made to a Participant on account of an Unforeseeable Emergency, the Participant may not make deferrals under the Plan until one entire Plan Year following the Plan Year in which a distribution based on an Unforeseeable Emergency was made has elapsed.

7.3 No Right to Assets

The benefits paid under the Plan will be paid from the general funds of the Company, and the Participant and any Beneficiary will be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder. Neither the Participant nor the Beneficiary will have a claim to benefits from any other Affiliate. Amounts of compensation deferred by Participants pursuant to this Plan accrue as liabilities of the participating Affiliate at the time of the deferral under the terms and conditions set forth herein. By electing to defer compensation under the Plan, Participants consent to EIX sponsorship of the Plan, but acknowledge that EIX is not a guarantor of the benefit obligations of other participating Affiliates. Each participating Affiliate is responsible for payment of the accrued benefits under the Plan with respect to its own Eligible Directors subject to the terms and conditions set forth herein.

7.4 Protective Provisions

The Participant will cooperate with the Administrator by furnishing any and all information requested by the Administrator, in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Administrator may deem necessary and signing such consents to insure or taking such other actions as may be requested by the Administrator. If the Participant refuses to cooperate, the Administrator and the Company will have no further obligation to the Participant under the Plan.

7.5 Constructive Receipt

Notwithstanding anything to the contrary in this Plan, in the event the Administrator determines that amounts deferred under the Plan have been constructively received by a Participant and must be recognized as income for federal income tax purposes, distribution of the amounts included in a Participant’s income will be made to such Participant. The determination of the Administrator under this Section 7.5 will be binding and conclusive.

7.6 Withholding

The Participant or the Beneficiary will make appropriate arrangements with the Administrator for satisfaction of any federal, state or local income tax withholding requirements and Social Security or other director tax requirements applicable to the payment of benefits under the Plan. If no other arrangements are made, the Administrator may provide, at its discretion, for such withholding and tax payments as may be required.

7.7 Incapacity

If any person entitled to payments under this Plan is, in the opinion of the Administrator or its designee, incapacitated and unable to use such payments in his or her own best interest, the Administrator or its designee may direct that payments (or any portion) be made to that person’s legal guardian or conservator, or that person’s spouse, as an alternative to payment to the person unable to use the payments. The Administrator or its designee will have no obligation to supervise the use of such payments, and court-appointed guardianship or conservatorship may be required.

ARTICLE 8

PLAN ADMINISTRATION

8.1 Plan Interpretation

The Administrator will administer the Plan and interpret, construe and apply its provisions in accordance with its terms and will provide direction and oversight as necessary to management, staff, or contractors to whom day-to-day Plan operations may be delegated. The Administrator will establish, adopt or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan. All decisions of the Administrator will be final and binding.

8.2 Limited Liability

Neither the Administrator, nor any of its members or designees, will be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan.

ARTICLE 9

AMENDMENT OR TERMINATION OF PLAN

9.1 Amendment of Plan

Subject to the terms of Section 9.3, EIX may at any time amend the Plan in whole or in part, provided, however, that the amendment (i) will not decrease the balance of the Participant’s Deferral Account at the time of the amendment and (ii) will not retroactively decrease the applicable Crediting Rates of the Plan prior to the time of the amendment. EIX may amend the Crediting Rates of the Plan prospectively, in which case the Administrator will notify the Participant of the amendment in writing within 30 days after the amendment.

9.2 Termination of Plan

Subject to the terms of Section 9.3, EIX may at any time terminate the Plan. If EIX terminates the Plan, distributions to the Participants or their Beneficiaries shall be made on the dates on which the Participants or Beneficiaries would receive benefits hereunder without regard to the termination of the Plan except that payments may be made upon termination of the Plan if the requirements for accelerated payment under Treasury Regulation Section 1.409A-3(j)(4)(ix)(C) are satisfied.

9.3 Amendment or Termination after Change in Control

Notwithstanding the foregoing, EIX will not amend or terminate the Plan without the prior written consent of affected Participants for a period of two calendar years following a Change in Control of EIX (as defined in the EIX 2008 Executive Severance Plan) and will not thereafter amend or terminate the Plan in any manner which affects any Participant (or Beneficiary of a deceased Participant) who commences receiving payment of benefits under the Plan prior to the end of the two-year period following a Change in Control.

9.4 Exercise of Power to Amend or Terminate

EIX’s power to amend or terminate the Plan will be exercisable by the Board.

ARTICLE 10

CLAIMS AND REVIEW PROCEDURES

10.1 Claims Procedure

(a) The Administrator will notify a Participant or his or her Beneficiary (or person submitting a claim on behalf of the Participant or Beneficiary) (a “claimant”) in writing, within 90 days after his or her written application for benefits, of his or her eligibility or noneligibility for benefits under the Plan. If the Administrator determines that a claimant is not eligible for benefits or full benefits, the notice will set forth (1) the specific reasons for the denial, (2) a specific reference to the provisions of the Plan on which the denial is based, (3) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Plan’s claims review procedure and other appropriate information as to the steps to be taken if the claimant wishes to have the claim reviewed. If the Administrator determines that there are special circumstances requiring additional time to make a decision, the Administrator will notify the claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90-day period.

(b) If a claimant is determined by the Administrator not to be eligible for benefits, or if the claimant believes that he or she is entitled to greater or different benefits, the claimant will have the opportunity to have the claim reviewed by the Administrator by filing a petition for review with the Administrator within 60 days after receipt of the notice issued by the Administrator. Said petition will state the specific reasons which the claimant believes entitle him or her to benefits or to greater or different benefits. Within 60 days after receipt by the Administrator of the petition, the Administrator will afford the claimant (and counsel, if any) an opportunity to present his or her position to the Administrator in writing, and the claimant (or counsel) will have the right to review the pertinent documents. The Administrator will notify the claimant of its decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the claimant and the specific provisions of the Plan on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60-day period at the election of the Administrator, but notice of this deferral will be given to the claimant. In the event of the death of the Participant, the same procedures will apply to the Participant’s Beneficiaries.

10.2 Dispute Arbitration

Notwithstanding the foregoing, and because it is agreed that time will be of the essence in determining whether any payments are due to the claimant under the Plan, a claimant may, if he or she desires, submit any claim for payment under the Plan to arbitration. This right to select arbitration will be solely that of the claimant and claimant may decide whether or not to arbitrate in his or her discretion. The “right to select arbitration” is not mandatory on the claimant, and the claimant may choose in lieu thereof to bring an action in an appropriate civil court. Once an arbitration is commenced, however, it may not be discontinued without the mutual consent of both parties to the arbitration. During the lifetime of the Participant only he or she can use the arbitration procedure set forth in this Section.

Any claim for arbitration may be submitted as follows: if a claimant has submitted a request to be paid under the Plan and the claim is finally denied by the Administrator in whole or in part, the claim may be filed in writing with an arbitrator of the claimant’s choice who is selected by the method described in the next four sentences. The first step of the selection will consist of the claimant submitting a list of five potential arbitrators to the Administrator. Each of the five arbitrators must be either (1) a member of the National Academy of Arbitrators located in the State of California or (2) a retired California Superior Court or Appellate Court judge. Within one week after receipt of the list, the Administrator will select one of the five arbitrators as the arbitrator for the dispute in question. If the Administrator fails to select an arbitrator within one week after receipt of the list, the claimant will then designate one of the five arbitrators for the dispute in question.

The arbitration hearing will be held within seven days (or as soon thereafter as possible) after the picking of the arbitrator. No continuance of said hearing will be allowed without the mutual consent of the claimant and the Administrator. Absence from or nonparticipation at the hearing by either party will not prevent the issuance of an award. Hearing procedures which will expedite the hearing may be ordered at the arbitrator’s discretion, and the arbitrator may close the hearing in his or her sole discretion when he or she decides he or she has heard sufficient evidence to satisfy issuance of an award.

The arbitrator’s award will be rendered as expeditiously as possible and in no event later than one week after the close of the hearing.

In the event the arbitrator finds that the Administrator or the Company has breached the terms of the Plan, he or she will order the Company to pay to the claimant within two business days after the decision is rendered the amount then due the claimant, plus, notwithstanding anything to the contrary in the Plan, an additional amount equal to 20% of the amount actually in dispute. This additional amount will constitute an additional benefit under the Plan. The award of the arbitrator will be final and binding upon the Parties.

The award may be enforced in any appropriate court as soon as possible after its rendition. The Administrator will be considered the prevailing party in a dispute if the arbitrator determines (1) that neither the Administrator nor the Company has breached the terms of the Plan and (2) the claim by the claimant was not made in good faith. Otherwise, the claimant will be considered the prevailing party. In the event that the Administrator is the prevailing party, the fee of the arbitrator and all necessary expenses of the hearing (excluding any attorneys’ fees incurred by the Administrator) including the fees of a stenographic reporter, if employed, will be paid by the losing party. In the event that the claimant is the prevailing party, the fee of the arbitrator and all necessary expenses of the hearing (including all attorneys’ fees incurred by the claimant in pursuing his or her claim and the fees of a stenographic reporter, if employed) will be paid by the Company.

ARTICLE 11

MISCELLANEOUS

11.1 Successors

The rights and obligations of EIX and the Companies under the Plan will inure to the benefit of, and will be binding upon, the successors and assigns of EIX and the Companies, respectively.

11.2 Trust

The Companies will be responsible for the payment of all benefits under the Plan. At their discretion, the Companies may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan. The trust or trusts may be irrevocable, but a Company’s share of the assets thereof will be subject to the claims of the Company’s creditors. Benefits paid to the Participant from any such trust will be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.

11.3 Service Not Guaranteed

Nothing contained in the Plan nor any action taken hereunder will be construed as a contract of service or as giving any Participant any right to continue in service as a director of EIX or any other Affiliate.

11.4 Gender, Singular and Plural

All pronouns and variations thereof will be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

11.5 Captions

The captions of the articles and sections of the Plan are for convenience only and will not control or affect the meaning or construction of any of its provisions.

11.6 Validity

If any provision of the Plan is held invalid, void or unenforceable, the same will not affect, in any respect whatsoever, the validity of any other provisions of the Plan.

11.7 Waiver of Breach

The waiver by EIX or the Administrator of any breach of any provision of the Plan by the Participant will not operate or be construed as a waiver of any subsequent breach by the Participant.

11.8 Applicable Law

The Plan will be governed and construed in accordance with the laws of California.

11.9 Notice

Any notice or filing required or permitted to be given to the Administrator under the Plan will be sufficient if in writing and hand-delivered, or sent by first class mail to the principal office of EIX, directed to the attention of the Administrator. The notice will be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark.

11.10 Statutes and Regulations

Any reference to a statute or regulation herein shall include any successor to such statute or regulation.

IN WITNESS WHEREOF, EIX has adopted this Plan effective the 1st day of January, 2008.

EDISON INTERNATIONAL

/s/ Diane L. Featherstone
Diane L. Featherstone, Senior Vice President

Dated: